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Agreement made on March 9, 1998 by and between Air Response, Inc. ('AR'), Air
Response South, Inc. ('ARS'), Proflight Medical Response, Inc. ('Proflight') and Srotnac Group, LLC ('Srotnac') whereby the parties agree as follows:

1) AR, ARS, and Proflight will do what is required to complete the IPO by May 31, 1998 and not negotiate with other parties until after this date.

2) The Company will receive bridge financing of at least $200,000 by March 12, 1998 and an additional $100,000 by April 12, 1998.

3)  The $200,000 note owed to Proflight by AR or ARS shall be waived.

4) All the audit costs Air Response incurs from producing its year end financials for the IPO shall be paid first from bridge loan funds.

5) AR and Proflight will agree as to the use of proceeds of the $300,000 in bridge money.

6) If the IPO does not occur by May 31, 1998, then Proflight and Sromac will release Air Response, its President (Louis Capece Jr.), and employees for all past, present, and future obligations regarding the IPO. This includes the right to negotiate with any other company for the purpose of a merger or acquisition without any interference or litigation from Proflight or Sromac.

7) If the IPO does not occur by May 31, 1998, then Air Response shall have the option to stay on Proflight's 13S certificate and to lease its current office space (including the phone system) and hanger space for a minimum of 30 and maximum of 90 days at the current rate.

8) As per previously agreed, Louis (Rusty) will receive a $100,000 annual employment agreement for two years from the date of the IPO.

By signing below all parties agree to the terms and conditions as stated above.


/s/ STEVEN CANTOR Date: March 21, 1998
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Steven Cantor, Managing Member
Sromac Group, LLC


/s/ LOUIS CAPECE JR. Date: March 10, 1998
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Louis Capece Jr., President
Air Response, Inc. and Air Response South, Inc.


/s/ KEVIN BURKHARDT Date: March 10, 1998
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Kevin Burkhardt, President
Proflight Medical Response



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